LITHIA MOTORS REPORTS RECORD REVENUES FOR THE 3Q 2006; EARNINGS FROM CONTINUING OPERATIONS OF $0.60 PER SHARE

MEDFORD, OREGON, OCTOBER 31, 2006 (1:05 p.m. Pacific Time) – Lithia Motors, Inc. (NYSE: LAD) today announced that third quarter 2006 sales increased 3% to $880.4 million as compared to $858.9 million in the same period last year. New vehicle sales increased 1%, used vehicle sales increased 6%, finance/insurance sales increased 5% and parts/service sales increased 12%.

Third quarter 2006 net income from continuing operations was $12.8 million as compared to $18.1 million in the third quarter of 2005. Diluted earnings per share from continuing operations, including the $0.03 effect of accounting for equity compensation under FAS123(R), were $0.60.

Third quarter 2006 earnings per share from continuing operations, excluding the effect of accounting for equity compensation under FAS123(R), were $0.63 as compared to $0.85 in the same period last year.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “Recently Lithia reached a milestone of 100 stores over a period of 10 years as a public company. We are excited about this achievement, although we are only just beginning to realize some of the growth and operating opportunities that lay ahead of us.”

“Our third quarter revenues were up 3% compared to last year’s third quarter. Although this is due to acquisitions, it is still noteworthy considering the very difficult comparison with the third quarter of last year where we saw exceptionally strong sales driven by effective employee pricing. Incentives were not as effective in the third quarter this year.”

“While total revenues were up, third quarter earnings were down year over year due to a combination of factors; high inventory levels and higher interest rates impacted our bottom line by approximately 12 cents per share for the quarter. This excludes inventories from acquisitions over the prior year. We also experienced increased costs resulting from company-wide operational initiatives in the quarter. We estimate expenses for all these new initiatives to be in the range of seven to eight cents per share for the full-year 2006. Additionally, for most of September, we were unable to sell the majority of our Dodge RAM light duty pickups, one of our core products, due to a “sell hold” from the manufacturer that is related to a safety restraint system in these vehicles.”

“Total same store sales declined 3.5% against a backdrop of 9.1% growth in the third quarter of last year. New vehicle inventories remained above historical average levels at the end of September, but are down $230 million sequentially from the second quarter. We expect them to continue to decline by year-end. Fuel costs have declined recently and that should benefit consumer sentiment and help increase truck sales. Interest rates have risen steadily for the last two years and with interest rates currently steady, floorplan interest costs should stop increasing in the year ahead,” concluded Mr. DeBoer.

For the nine-month period ending September 30, 2006, total sales increased 9% to $2.48 billion from $2.27 billion in the same period last year. New vehicle sales increased 10%, used vehicle sales increased 9%, finance/insurance sales increased 12%, and parts/service sales increased 12%.

For the first nine months, Lithia’s net income from continuing operations was $35.1 million as compared to $41.7 million in the first nine months of 2005. Diluted earnings per share from continuing operations, including the $0.09 effect of accounting for equity compensation under FAS123(R), were $1.65.

For the first nine months of 2006 earnings per share from continuing operations, excluding the affect of accounting for equity compensation under FAS123(R), were $1.74 as compared to $1.98 in the same period last year.

Jeffrey B. DeBoer, Senior Vice President and CFO added, “In the past four months we have completed four acquisitions: a Chrysler store in Ukiah, California; two stores in Grand Forks, North Dakota with a combination of import and domestic brands; and more recently, BMW and Porsche stores in Seaside, California and BMW and Mercedes Benz stores in Des Moines, Iowa. These more recent acquisitions have provided a good demonstration of our continuing brand diversification efforts. Year to date we have completed acquisitions with approximately $390 million in annualized revenues, and we plan on continuing our normal acquisition pace in 2007.”

"Our guidance for the full-year 2006 and 2007 is included in the table below. For the full-year 2007 we are giving guidance for a flat year as a number of key items are material to the year ahead. Company health and benefit plan costs will be increasing, negatively impacting earnings by 10 to 12 cents per share. We will also continue with our special operational projects and initiatives which include: Office Automation; Lithia’s Store Management System; Human Development Systems and our Assured Used Vehicle Program. Long-term we expect these projects to reduce the company’s SG&A expense and allow the stores to focus more on customers which will help drive long-term sales growth. We also expect that in the coming year, our domestic product mix will continue to negatively impact earnings, however, we believe that the restructurings now underway at the domestic manufacturers along with changes in mix and product improvements will help us in the future.”

“We are excited about the start up of our first independent used vehicle retail outlets in 2007. Start up costs for this initiative will impact earnings by approximately 10 cents per share. Once established, we expect that each independent used vehicle store will reach monthly operational profitability within 12 months of opening,” concluded Jeffrey B. DeBoer.

	Guidance	Guidance
Earnings per Share	FY 2006	FY 2007
From Continuing Operations:	$1.95 - $1.99	$1.90 - $2.10

The company currently has a 1,000,000 share repurchase program in place. Prior to the beginning of 2006, 60,231 shares had been purchased. In the past few months the company purchased 196,600 shares, leaving 743,169 shares still available for repurchase under the program.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the third quarter 2006 in its conference call scheduled for 2 p.m. PT today. The call can be accessed live by calling 973-633-1010. To listen to a live webcast or hear a replay, log-on to: www.lithia.com – go to Investor Relations – and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 26 brands of new vehicles at 102 stores which are located in 42 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include items which impact earnings, anticipated revenues of recently acquired and projected new store acquisitions, anticipated profitability of independent used vehicle stores and projected full-year 2006 and 2007 earnings per share guidance.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	September 30,		$Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
New Vehicle Sales	$515,059	$510,541	$4,518	0.9%
Used Vehicle Sales	239,387	226,518	12,869	5.7
Finance & Insurance	33,982	32,462	1,520	4.7
Service, Body & Parts Sales	90,108	80,786	9,322	11.5
Fleet & Other Revenues	1,836	8,548	(6,712)	(78.5)
Total Revenues	880,372	858,855	21,517	2.5
Cost of Sales	733,116	717,591	15,525	2.2
Gross Profit	147,256	141,264	5,992	4.2
SG&A Expense	109,122	98,588	10,534	10.7
Depreciation/Amortization	4,411	3,624	787	21.7
Income from Operations	33,723	39,052	(5,329)	(13.6)
Flooring Interest Expense	(10,027)	(5,534)	4,493	81.2
Other Interest Expense	(3,819)	(3,037)	782	25.7
Other Income, net	188	186	2	1.1
Income from continuing operations
before income taxes	20,065	30,667	(10,602)	(34.6)
Income Tax Expense	(7,289)	(12,551)	(5,262)	(41.9)
Income Tax Rate	36.3%	40.9%
Income from continuing ops.	12,776	18,116	(5,340)	(29.5)
Income (Loss) from discontinued
operations, net of income taxes	(81)	(484)	(403)	(83.3)

Net Income	$12,695	$17,632	($4,937)	(28.0)%

Diluted Net Income per share:
Continuing Operations	$0.63	$0.85	$(0.22)	(25.9)%
Effects of FAS123(R)	(0.03)	-
Diluted Net Income per share
after effect of FAS123(R):	$0.60	$0.85	(0.25)	(29.4)%
Discontinued Operations	-	(0.02)
Net Income per share	$0.60	$0.83	(0.23)	(27.7)%
Diluted Shares Outstanding	22,128	21,882	246	1.1%

			Increase	Increase
Unit Sales:	2006	2005	(Decrease)	(Decrease)
New Vehicle	18,829	18,682	147	0.8%
Used – Retail Vehicle	11,925	12,057	(132)	(1.1)
Used - Wholesale	7,686	7,091	595	8.4
Total Units Sold	38,440	37,830	610	1.6

LITHIA MOTORS, INC.

	Three Months Ended
	September 30,		$Increase	% Increase
Average Selling Price:	2006	2005	(Decrease)	(Decrease)
New Vehicle	$27,355	$27,328	$27	0.1%
Used – Retail Vehicle	16,223	15,502	721	4.7
Used - Wholesale	5,976	5,586	390	7.0

Key Financial Data:
Gross Profit Margin	16.7%	16.4%
SG&A as a % of Gross Profit	74.1%	69.8%
Operating Margin	3.8%	4.5%
Pre-Tax Margin	2.3%	3.6%

Gross Margin/Profit Data	2006	2005
New Vehicle Retail	7.7%	7.7%
Used Vehicle Retail	14.5%	15.8%
Used Vehicle Wholesale	0.9%	1.7%
Service, Body & Parts	49.8%	48.1%
New Retail Gross Profit/Unit	$2,101	$2,112
Used Retail Gross Profit/Unit	$2,348	$2,448
Used Wholesale Gross Profit/Unit	$56	$93
Finance & Insurance/Retail Unit	$1,105	$1,056

Same Store Data	2006	2005
New Vehicle Retail Sales	(5.8)%	9.3%
Used Vehicle Sales (includes Wholesale)	(1.0)%	10.2%
Total Vehicle Sales (excludes fleet)	(4.4)%	9.6%
Finance & Insurance Sales	(2.6)%	8.5%
Service, Body & Parts Sales	3.6%	4.9%
Total Sales (Excluding Fleet)	(3.5)%	9.1%
Total Gross Profit (Excluding Fleet)	(3.5)%	7.0%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Nine Months Ended
	September 30,		$Increase	% Increase
	2006	2005	(Decrease)	(Decrease)
New Vehicle Sales	$1,438,930	$1,308,535	$130,395	10.0%
Used Vehicle Sales	679,374	624,609	54,765	8.8
Finance & Insurance	94,312	84,282	10,030	11.9
Service, Body & Parts Sales	258,317	230,468	27,849	12.1
Fleet & Other Revenues	4,105	20,716	(16,611)	(80.2)
Total Revenues	2,475,038	2,268,610	206,428	9.1
Cost of Sales	2,052,776	1,882,869	169,907	9.0
Gross Profit	422,262	385,741	36,521	9.5
SG&A Expense	317,375	281,043	36,332	12.9
Depreciation/Amortization	12,669	10,418	2,251	21.6
Income from Operations	92,218	94,280	(2,062)	(2.2)
Flooring Interest Expense	(25,573)	(16,636)	8,937	53.7
Other Interest Expense	(10,791)	(8,878)	1,913	21.5
Other Income, net	930	718	212	29.5
Income from continuing operations
before income taxes	56,784	69,484	(12,700)	(18.3)
Income Tax Expense	(21,662)	(27,787)	(6,125)	(22.0)
Income Tax Rate	38.1%	40.0%
Net Income from continuing ops.	35,122	41,697	(6,575)	(15.8)%
Income (Loss) from discontinued
operations, net of income taxes	(1,452)	(1,400)	52	3.7

Net Income	$33,670	$40,297	($6,627)	(16.4)%

Diluted Net Income per share:
Continuing Operations	$1.74	$1.98	$(0.24)	(12.1)%
Effects of FAS123(R)	(0.09)	-
Diluted Net Income per share
after effect of FAS123(R):	$1.65	$1.98	(0.33)	(16.7)%
Discontinued Operations	(0.06)	(0.07)
Net Income per share	$1.59	$1.91	(0.32)	(16.8)%
Diluted Shares Outstanding	22,120	21,765	355	1.6%

			Increase	Increase
Unit Sales:	2006	2005	(Decrease)	(Decrease)
New Vehicle	52,346	47,147	5,199	11.0%
Used – Retail Vehicle	34,543	33,478	1,065	3.2
Used - Wholesale	19,537	18,338	1,199	6.5
Total Units Sold	106,426	98,963	7,463	7.5

LITHIA MOTORS, INC.

		Nine Months Ended
		September 30,	$Increase	% Increase
Average Selling Price:	2006	2005	(Decrease)	(Decrease)
New Vehicle	$27,489	$27,754	($265)	(1.0)%
Used – Retail Vehicle	16,220	15,469	751	4.9
Used - Wholesale	6,095	5,821	274	4.7

Key Financial Data:
Gross Profit Margin	17.1%	17.0%
SG&A as a % of Gross Profit	75.2%	72.9%
Operating Margin	3.7%	4.2%
Pre-Tax Margin	2.3%	3.1%

Gross Margin/Profit Data	2006	2005
New Vehicle Retail	7.6%	7.9%
Used Vehicle Retail	15.2%	15.7%
Used Vehicle Wholesale	2.8%	3.2%
Service, Body & Parts	49.7%	48.7%
New Retail Gross Profit/Unit	$2,098	$2,193
Used Retail Gross Profit/Unit	$2,469	$2,430
Used Wholesale Gross Profit/Unit	$168	$188
Finance & Insurance/Retail Unit	$1,085	$1,045

Same Store Data	2006	2005
New Vehicle Retail Sales	3.1%	3.3%
Used Vehicle Sales (includes Wholesale)	2.7%	4.2%
Total Vehicle Sales (excludes fleet)	2.9%	3.6%
Finance & Insurance Sales	4.8%	3.6%
Service, Body & Parts Sales	5.4%	2.3%
Total Sales (Excluding Fleet)	3.3%	3.5%
Total Gross Profit (Excluding Fleet)	2.5%	4.0%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

	September 30, 2006	December 31, 2005
	Unaudited
Cash & Cash Equivalents	$41,329	$48,566
Trade Receivables*	99,935	106,443
Inventory	652,071	606,047
Assets Held for Sale	-	27,411
Other Current Assets	13,971	15,781
Total Current Assets	807,306	804,248

Real Estate, net	293,904	255,372
Equipment & Leases, net	86,135	77,805
Goodwill, net	277,717	260,899
Other Assets	63,817	54,390
Total Assets	$1,528,879	$1,452,714

Floorplan Notes Payable	$537,557	$530,452
Liabilities held for sale	-	22,388
Other Current Liabilities	117,745	95,560
Total Current Liabilities	655,302	648,400

Used Vehicle Flooring	71,000	-
Real Estate Debt	161,195	154,046
Other Long-Term Debt	92,473	136,505
Other Liabilities	57,802	54,130

Total Liabilities	1,037,772	993,081

Shareholders’ Equity	491,107	459,633

Total Liabilities &
Shareholders’ Equity	$1,528,879	$1,452,714

* Includes contracts-in-transit of $49,181 and $52,453 at September 30, 2006 and December 31, 2005 respectively.

Other Balance Sheet Data (Dollars in Thousands except per share data)

Current Ratio	1.2	x	1.2	x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	16%		23%
Working Capital	$152,004		$155,848
Book Value per Basic Share	$25.20		$23.97